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E-Filed

Colorado Secretary of State
Date and Time: 08/26/2020 11:12 AM
ID Number: 19931034540

Document number: 20201743466
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 19931034540
(Colorado Secretary of State ID number)

Entity name Ethema Health Corporation.

2. The new entity name (if applicable) is ______________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Kramer	Ezra		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1400 16th St. Mall, 6th Floor
(Street name and number or Post Office Box information)

Denver	CO	80202
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ETHEMA HEALTH CORPORATION
(FILE 19931034540)

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF ETHEMA HEALTH CORPORATION

Pursuant to the authority expressly granted to and vested in the Board of Directors of Ethema Health Corporation (the "Corporation") under the under Colorado Revised Statutes and by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors by unanimous written consent does hereby:

I. Amend the Articles of Incorporation by deleting ARTICLE IV CAPITAL in its entirety and inserting in its place the following:

ARTICLE IV

CAPITAL

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is Ten Billion Ten Million Four Hundred Thousand (10,010,400,000) shares, consisting of (i) Ten Billion (10,000,000,000) shares of common stock, par value $0.01 per share (the "**Common Stock**"); (ii) Ten Million (10,000,000) shares of Series A Preferred Stock, par value $0.01 per share (the "**Series A Preferred Stock**") and (iii) Four Hundred Thousand (400,000) shares of Series B Preferred Stock, par value $1.00 per share (the "**Series B Preferred Stock**" and together with the Series A Preferred Stock, the "**Preferred Stock**"). No share of stock of the Corporation shall be issued until it has been paid for, and it shall thereafter be non-assessable. Each class of stock of the Corporation shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

1. Board Approval for Additional Classes of Stock. Except as otherwise set forth herein, the Board of Directors shall have the authority to designate such additional classes of capital stock as the Board of Directors deems necessary by filing an amendment to these articles of incorporation.

2. Voting, Generally. The holders of Common stock shall be entitled to one vote per share in all proceedings in which actions shall be taken by the stockholders of the Corporation. The holders of Series A Preferred Stock shall be entitled to ten (10) votes per share in all proceedings in which actions shall be taken by the stockholders of the Corporation. The holders of the Series B Preferred stock shall have the voting rights set forth in Section 6.c hereof.

3. Dividends, Generally. Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of

Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

4. Stockholder Rights and Distributions, Generally. All rights granted and distributions made in accordance with the preferences, rights, restrictions, powers and qualifications of each class of stock shall be divided among the stockholders of that class in the proportion which the number of shares of stock of that class held by each stockholder bears to the aggregate number of outstanding shares of stock of that class. Other than as set forth herein, no holder of any class of stock of the Corporation shall have the right to require the Corporation to repurchase all or part of the stock held by such individual.

5. Rights, Preferences and Restrictions of Series A Preferred Stock. The holders of Series A Convertible Preferred Stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

a. Subject to and in compliance with the provisions of this Section 5, each share of Series A Preferred Stock may be converted at the option of the holder into ten (10) shares of Common Stock (a "**Conversion**") at any time after the date that is six months (6) following the date of original issuance of such shares of Series A Preferred Stock (a "**Conversion Event**"), subject to such further conditions as the board of directors may establish at its sole discretion. Prior to such date, the Series A Preferred Stock may not be converted into Common Stock.

b. Series A Preferred Stock shall not participate in the profits and losses of the Corporation, shall not be entitled to any dividends, and shall not share in the proceeds of any liquidation of assets of the Corporation.

c. Upon a Conversion Event with respect to each holder of Series A Preferred Stock, and subject to such further conditions as the board of directors may establish from time to time, such holder of Series A Preferred Stock wishing to exercise such holder's conversion rights hereunder shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. A certificate for the requisite number of shares of Common Stock shall be issued in the name of the holder of the Series A Preferred Stock exercising such holder's conversion rights and shall not be transferable upon Conversion, except as the board of directors may otherwise permit at its sole discretion. The certificate or certificates for shares of Series A Convertible Preferred Stock surrendered for Conversion shall be accompanied by a proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Convertible Preferred Stock being converted shall be the "**Conversion Date.**" Such Conversion shall be deemed to be have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of a holder of the converted shares of Series A Convertible Preferred Stock shall cease and such person shall be deemed to have become the holder of record of the shares of Common Stock issuable upon such Conversion.

d. In the event that some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted into Common Stock on the Conversion Date.

e. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

f. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. The holders of Series B Preferred Stock shall have the following preferences, and other rights, restrictions, voting powers, dividends, and qualifications:

a. Rank. The Series B Preferred Stock shall be senior to all of the Corporation's other capital stock including but not limited to its (i) Common Stock and (ii) Series A Preferred Stock.

b. Dividends.

i. Dividends in Cash or in Kind. Holders of shares of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the annual rate per share (as a percentage of the par value per share) of 6%, with respect to the Series B Preferred Stock (subject to increase pursuant to Section 6.i.ii), payable monthly on the last day of each month, beginning on the first such date after any shares of Series B Preferred Stock are first issued (each such date, a "**Dividend Payment Date**"). If any Dividend Payment Date is not a day on which the principal market on which the Common Stock is listed is open for business (a "**Trading Day**"), the applicable payment shall be due on the next succeeding Trading Day. Such dividends may be paid, at the sole option of the Corporation, in cash, or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 6.b.i or a combination thereof (the amount to be paid in shares of Common Stock,

the "**Dividend Share Amount**"), provided however, that such distribution can be made in Common Stock only if (A) Common Stock of the Corporation trades an average of $10,000 per day over the 10 days prior to such distribution, (B) such dividends are timely paid, disregarding any applicable cure periods, (C) such Common Stock is eligible to be sold pursuant to Rule 144 of the Securities Act of 1933 (the "Securities Act"), (D) there is no existing Triggering Event (defined hereinafter) and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (E) there has been no public announcement of a pending or proposed Fundamental Transaction (defined hereinafter) that has not been consummated, and (F) the holders of Series B Preferred Stock are not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information. Such shares of Common Stock which shall be valued solely for such purpose at the lowest trade price during the 21 preceding Trading Days prior to the Dividend Payment Date.

ii. <u>Ranking of Series B Preferred Stock With Respect to Dividends</u>. The ranking of the Series B Preferred Stock with respect to dividends shall be senior to all of the Corporation's other capital stock including but not limited to its (i) Common Stock, and (ii) Series A Preferred Stock.

iii. <u>Dividend Calculations</u>. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the day after any shares of Series B Preferred Stock are first issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders of Series B Preferred Stock based upon the number of shares of Series B Preferred Stock held by each holder on such Dividend Payment Date.

c. <u>Voting</u>. Except as otherwise provided herein or as otherwise required by law, the holder of Series B Preferred Stock shall have no rights to vote on matters for which the stockholders of the Corporation are entitled to vote. In any event, and notwithstanding the foregoing limitation, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, take any action in connection with (i) amendments or changes to the Articles of Incorporation or other charter documents which cause increases or decreases in the number of authorized shares of the Corporation's Common Stock or other Preferred Stock, or in any manner that adversely affects any rights of the Series B Preferred Stock and/or which authorize the Corporation to issue other securities (including, without limitation, any other class of stock other than Common Stock and Preferred Stock authorized as of the date hereof), and/or (ii) a merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event whereby shares of Common Stock or Preferred Stock are

changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity, and/or (iii) a sale of all or substantially all the Corporation's assets, and/or (iv) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, and/or (v) enter into any agreement with respect to any of the foregoing.

d. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "**Liquidation**"), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the par value of the Series B Preferred Stock, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon under the Articles of Incorporation, for each share of Series B Preferred Stock held by such holder, before any distribution or payment shall be made to the holders of any other capital stock or other securities of the Corporation, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to such holders shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Upon occurrence of a Liquidation which is also a Fundamental Transaction (defined hereinafter), the holders of the Series B Preferred Stock may elect to receive the rights and benefits of this Section 6.d. and/or the rights and benefits set forth in Section 6.e (solely to the extent the Fundamental Transaction is paid, in part of in whole, in capital stock, and solely to the extent of such capital stock payment) or any other rights set forth in the Articles of Incorporation. The Corporation shall provide notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each such holder.

e. Fundamental Transaction.

i. "**Fundamental Transaction**" means, wherever used herein throughout, the occurrence after the date hereof of any of the following events: (A) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Securities and Exchange Act of 1934), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the Corporation and their affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, (B) the Corporation merges into or consolidates with any other individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each hereinafter referred to throughout as a "**Person**"), or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor

entity of such transaction, (C) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (D) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (E) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (F) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (A) through (E) above.

ii. If, at any time while any Series B Preferred Stock is outstanding, a Fundamental Transaction occurs (for which the consideration is paid, in whole or in part, in capital stock), then, the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "**Successor Entity**") to assume all of the obligations of the Corporation under this Section 6.e and other transaction documents, including but not limited to, any purchase agreement for Series B Preferred Stock or any other security of the Corporation held by a holder of Series B Preferred Stock (each a "**Purchase Agreement**"), and any related documents, exhibits, and schedules related thereto and hereto, and any other documents or agreements executed in connection with any transactions contemplated pursuant to a Purchase Agreement (collectively, the "**Transaction Documents**") in accordance with the provisions of this Section 6.e. pursuant to written agreements in form and substance reasonably satisfactory to the holders of Series B Preferred Stock and approved by such holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holders of Series B Preferred Stock, deliver to such holders in exchange for any Series B Preferred Stock held by them, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of these Articles of Incorporation applicable to the Series B Preferred Stock and the other Transaction Documents referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation hereunder and under the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

iii. Calculations. All calculations under this Section 6.e shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f. Notice To The Holders. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained by the holders of the Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The holder of Series B Preferred Stock shall remain entitled to convert the Conversion Amount of this Series B Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

g. Redemptions.

i. Voluntary Redemption. The Corporation shall have the right for a period of time ending on the one year anniversary of the issuance date of the Series B Preferred Stock, to redeem, in whole or in part, the Series B Preferred Stock for cash in an amount equal to the sum of (A) the par value of the outstanding Series B Preferred Stock, and (B) any dividends in arrears.

ii. Mandatory Redemptions. On the one-year anniversary of the issuance of any Series B Preferred Stock, the Corporation shall be required to redeem the then outstanding Series B Preferred Stock at par value plus any current dividends and any dividends in arrears.

h. Participation Rights. As long as at least 10% of the originally issued shares of Series B Preferred Stock are outstanding, the holders of the Series B Preferred Stock shall have the right to participate in any debt or equity offering of the Corporation on a pro rata basis.

i. Redemption Upon Triggering Events.

i. **"Triggering Event"** means, wherever used herein throughout, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(A) unless specifically addressed elsewhere in this Articles of Incorporation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any default or breach of the Transaction Documents, which failure or breach could have a material adverse effect, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which such failure or breach shall have first occurred;

(B) there shall have occurred a Fundamental Transaction;

(C) there shall have occurred any of the following events: (1) the Corporation or any Significant Subsidiary (which is any restricted subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the issue date of any Series B Preferred Stock) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant

Subsidiary thereof, (2) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 180 days after commencement, (3) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (4) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 120 calendar days after such appointment, (5) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (6) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (7) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing;

(D) the Common Stock shall fail to be listed or quoted for trading on either the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQX or OTCQB, OTC Pink, or any markets or exchanges maintained by the OTC Markets Group, Inc. (or any successors to any of the foregoing) (collectively, the "**Trading Market**") for twenty or more Trading Days in any twelve month period, which need not be consecutive Trading Days; or

(E) any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 90 calendar days.

ii. Upon the occurrence of a Triggering Event, each holder of Series B Preferred Stock shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to (i) redeem all of the Series B Preferred Stock then held by such holder for a redemption price, in cash, equal to 150% of the par value of the Series B Preferred Stock (the "**Triggering Redemption Amount**") or (ii) at the option of each holder either (A) redeem all of the Series B Preferred Stock then held by such holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by the volume weighted average price of the Common Stock in the 10 days immediately prior to the date of election hereunder or

(B) increase the dividend rate on all of the outstanding Series B Preferred Stock held by such holder to 8% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within ten Trading Days of the date on which the notice for the payment therefor is provided by the applicable holder (the "**Triggering Redemption Payment Date**"). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to maximum interest rate allowed by law, accruing monthly from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series B Preferred Stock is outstanding until such date as the applicable Holder shall have received shares of Common Stock that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

j. Miscellaneous.

i. Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series B Preferred Stock under these Articles of Incorporation, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its corporate office or such other facsimile number or address as the Corporation may specify for such purposes by notice to the holders of Series B Preferred Stock delivered in accordance with the Articles of Incorporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each such holder at the facsimile number or address of such holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such holder, as set forth in any Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (A) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (B) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (C) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (D) upon actual receipt by the party to whom such notice is required to be given.

ii. Absolute Obligation. Except as expressly provided herein, no provision of this Section 6 shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated

damages, accrued dividends and accrued interest, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

iii. Lost or Mutilated Series B Preferred Stock Certificate. If any Series B Preferred Stock holder's stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

iv. Waiver. Any waiver by the Corporation or a holder of Series B Preferred Stock of a breach of any provision of this Section 6 shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Section 6 or a waiver by any other holders of Series B Preferred Stock. The failure of the Corporation or a holder of Series B Preferred Stock to insist upon strict adherence to any term of this Section 6 on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Section 6 on any other occasion. Any waiver by the Corporation or a holder of Series B Preferred Stock must be in writing.

v. Severability. If any provision of this Section 6 is invalid, illegal or unenforceable, the balance of this obligations under this Section 6 shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

vi. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a "**Business Day**" (defined herein throughout as any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close, such payment shall be made on the next succeeding Business Day

vii. Status of Converted or Redeemed Preferred Stock. Shares of Series B Preferred Stock may only be issued pursuant to a

Purchase Agreement. If any shares of Series B Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

II. Amend the ARTICLE V PREEMPTIVE RIGHTS of the Articles of Incorporation by deleting the terms "A shareholder" at the beginning of such Article and inserting the following in its place: "Except as otherwise provided in these Articles of Incorporation, a shareholder".

Executed as of August 10, 2020

ETHEMA HEALTH CORPORATION

By: ______________________

Name: Shawn Leon

Title: Chief Executive Officer